                                                                     EXHIBIT 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG


                             TIBCO SOFTWARE INC.,

                       CARDINAL ACQUISITION CORPORATION,

                              EXTENSIBILITY, INC.

             AND THE PRINCIPAL STOCKHOLDERS OF EXTENSIBILITY, INC.


                          Dated as of August 2, 2000

                               TABLE OF CONTENTS

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ARTICLE I THE MERGER.....................................................     2

     1.1  The Merger.....................................................     2
     1.2  Effective Time.................................................     2
     1.3  Effect of the Merger...........................................     2
     1.4  Certificate of Incorporation; Bylaws...........................     2
     1.5  Directors and Officers.........................................     3
     1.6  Certain Definitions............................................     3
     1.7  Merger Consideration...........................................     6
     1.8  Dissenting Shares for Holders of
          Company Capital Stock..........................................     8
     1.9  Surrender of Certificates......................................     9
     1.10 Tax and Accounting Consequences................................    11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
     PRINCIPAL STOCKHOLDERS..............................................    11

     2.1  Organization of the Company....................................    11
     2.2  Company Capital Structure......................................    12
     2.3  Subsidiaries...................................................    13
     2.4  Authority......................................................    13
     2.5  Financial Statements...........................................    13
     2.6  No Undisclosed Liabilities.....................................    14
     2.7  No Changes.....................................................    14
     2.8  Tax and Other Returns and Reports..............................    15
     2.9  Restrictions on Business Activities............................    18
     2.10 Title to Properties; Absence of Liens
          and Encumbrances...............................................    18
     2.11 Intellectual Property..........................................    19
     2.12 Agreements, Contracts and Commitments..........................    24
     2.13 Interested Party Transactions..................................    26
     2.14 Compliance with Laws...........................................    26
     2.15 No Reporting Requirements Under the
          Hart-Scott-Rodino Act..........................................    27
     2.16 Litigation.....................................................    27
     2.17 Insurance......................................................    27
     2.18 Minute Books...................................................    27
     2.19 Environmental Matters..........................................    27
     2.20 Brokers' and Finders' Fees.....................................    28
     2.21 Employee Matters and Benefit Plans.............................    28
     2.22 Notes and Accounts Receivable..................................    32
     2.23 Power of Attorney..............................................    32
     2.24 Product Warranty...............................................    32
     2.25 No Adverse Developments........................................    32
     2.26 Notice of Fairness Hearing.....................................    32
     2.27 Representations Complete.......................................    33

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
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                                      -i-
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                               TABLE OF CONTENTS
                                  (continued)

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     SUB......................................................................     33

     3.1  Organization, Standing and Power....................................     33
     3.2  Authority...........................................................     33
     3.3  Parent Capital Structure............................................     33
     3.4  SEC Documents; Parent Financial
          Statements..........................................................     34
     3.5  Merger Subsidiary...................................................     34
     3.6  Legal Proceedings...................................................     34
     3.7  Notice of Fairness Hearing..........................................     35
     3.8  Brokers' and Finders' Fees..........................................     35
     3.9  Representations Complete............................................     35

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME................................     35

     4.1  Conduct of Business of the Company..................................     35
     4.2  No Solicitation.....................................................     38

ARTICLE V ADDITIONAL AGREEMENTS...............................................     39

     5.1  Fairness Hearing; Stockholder Approval..............................     39
     5.2  Restrictions on Transfer............................................     39
     5.3  Access to Information...............................................     39
     5.4  Confidentiality.....................................................     40
     5.5  Expenses............................................................     40
     5.6  Public Disclosure...................................................     40
     5.7  Consents............................................................     41
     5.8  FIRPTA Compliance...................................................     41
     5.9  Reasonable Efforts..................................................     41
     5.10 Notification of Certain Matters.....................................     41
     5.11 Affiliate Agreements................................................     41
     5.12 Additional Documents and Further
          Assurances..........................................................     42
     5.13 Termination of Rights Agreements....................................     42
     5.14 Termination of Warrants.............................................     42
     5.15 Tax-Free Reorganization and other Tax
          Matters.............................................................     42
     5.16 S-8 Registration....................................................     42
     5.17 Indemnification of Officers and Directors...........................     42

ARTICLE VI CONDITIONS TO THE MERGER...........................................     43

     6.1  Conditions to Obligations of Each Party to Effect the Merger........     43
     6.2  Additional Conditions to Obligations of the Company.................     43
     6.3  Additional Conditions to the Obligations of Parent and Merger Sub...     44
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                                     -ii-
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                               TABLE OF CONTENTS
                                  (continued)

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ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW...........   46

     7.1  Survival of Representations and
          Warranties.....................................................   46
     7.2  Indemnification................................................   47
     7.3  Escrow Arrangements............................................   47
     7.4  Limitations; Maximum Payments; Remedies........................   53

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER...........................   54

     8.1  Termination....................................................   54
     8.2  Effect of Termination..........................................   55
     8.3  Amendment......................................................   55
     8.4  Extension; Waiver..............................................   55

ARTICLE IX GENERAL PROVISIONS............................................   55

     9.1  Notices........................................................   55
     9.2  Interpretation.................................................   57
     9.3  Company Disclosure Letter......................................   57
     9.4  Counterparts...................................................   58
     9.5  Entire Agreement; Assignment...................................   58
     9.6  Severability...................................................   58
     9.7  Other Remedies.................................................   58
     9.8  Third Party Beneficiaries; Time Limitations on Claims..........   58
     9.9  Governing Law..................................................   58
     9.10 Forum Selection; Consent to Jurisdiction.......................   59
     9.11 Rules of Construction..........................................   59
     9.12 Specific Performance...........................................   59
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                                     -iii-

                     AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of August 2, 2000 among TIBCO Software Inc., a Delaware corporation ("Parent"), Cardinal Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Extensibility, Inc., a Delaware corporation (the "Company"), Leonard J. Buck and Clayton Reid Conrad (each a "Principal Stockholder" and together the "Principal Stockholders") and, as to Article VII hereof only, Mitch Mumma as the Securityholder Agent and U.S. Bank Trust, National Association as Escrow Agent.

                                   RECITALS

     A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("Company Capital Stock") and all outstanding options, warrants or other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive shares of voting Common Stock of Parent ("Parent Common Stock").

     C. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

     D. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     E. Concurrent with the execution of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, certain affiliate stockholders of the Company are entering into stockholder support agreements in substantially the form attached hereto as Exhibit A (the "Support Agreements") with Parent; the Key Employees (as defined in Section 1.6 below) are entering into non-competition agreements, each in substantially the form attached hereto as Exhibit B (the "Non-Competition Agreements"), with Parent, which Non-Competition Agreements will be placed in escrow pending the Closing (as defined below); the Founding Employees (as defined in Section 1.6 below) are entering into restricted stock agreements, each in substantially the form attached hereto as Exhibit C (the "Restricted Stock Agreements"), with the Company, which Restricted Stock Agreements will be placed in escrow pending the Closing; and, in the event that the Total Merger Shares (as defined in Section
1.6 below) are issued in a private placement pursuant to Section 5.1(b), the Company Stockholders (as defined in Section 1.6 below) shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit D (the "Registration Rights Agreement").

     F. The Company, the Principal Stockholders, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. The surviving corporation after the Merger is sometimes referred to hereinafter as the "Surviving Corporation."

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Certificate of Merger, or like instrument (the "Certificate of Merger") with the Delaware Secretary of State, in accordance with the relevant provisions of applicable law (the time of acceptance by the Delaware Secretary of State of such filing being referred to herein as the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

          (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is TIBCO Extensibility Inc."

          (b) Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

     1.6  Certain Definitions.

     As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

          "Bridge Loan Amount" shall mean the amount, if any, borrowed by the Company from Parent pursuant to Section 5.18 hereof and not repaid prior to Closing.

          "Company's Cash Account" shall mean the amount of cash and cash equivalents owned by the Company as of the Closing.

          "Company Common Stock" shall mean shares of common stock of the Company.

          "Company Convertible Securities" shall mean the Company Options, warrants and other rights (other than Company Preferred Stock) to acquire or receive shares of Company Capital Stock.

          "Company Disclosure Letter" shall mean the disclosure letter delivered by the Company to the Parent concurrently with the execution and delivery of this Agreement.

          "Company Options" shall mean all issued and outstanding options to purchase or otherwise acquire Company Capital Stock (whether or not vested).

          "Company Preferred Stock" shall mean shares of Series A Preferred Stock of the Company.

          "Company Stockholder" shall mean any stockholder of record of the Company immediately prior to the Effective Time (other than the holders of Dissenting Shares, if any).

          "Consideration Adjustment Amount" shall be an amount, if any, equal to
(x) the amount, if any, by which the Company's Estimated Third Party Expenses exceed the Company's Cash Account, plus (y) the amount, if any, equal to the Bridge Loan Amount, plus (z) the amount, if any, owed by the Company to Imperial Bank pursuant to the Line of Credit dated May 8, 2000 between Imperial Bank and the Company.

          "Escrow Amount" shall mean that number of shares of Parent Common Stock equal to the number of Total Merger Shares (excluding that number of shares of Parent Common Stock equal to forty percent (40%) of the aggregate number of shares of Parent Common Stock entitled to be received by the Founding Employees pursuant to Section 1.7(a) of this Agreement) multiplied by 0.15, rounded down to the nearest whole number.

          "Estimated Third Party Expenses" shall mean the amount of Third Party Expenses payable by the Company estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.

          "Final Trading Price" shall mean the average closing price of Parent Common Stock as reported on the Nasdaq National Market for the ten (10) trading days ending on the last trading day prior to the Closing Date.

          "Founding Employees" shall mean those employees of the Company identified as such on Part 1.6(a) of the Company Disclosure Letter.

          "GAAP" shall mean United States generally accepted accounting principles consistently applied.

          "Initial Trading Price" shall mean the average closing price of Parent Common Stock as reported on the Nasdaq National Market for the ten (10) trading days ending on the last trading day prior to the date hereof.

          "Key Employees" shall mean those employees of the Company identified as such in Part 1.6(b) of the Company Disclosure Letter.

          "Knowledge" shall mean, with respect to the Company, the knowledge of the Company's officers, directors and other managers, provided that such persons shall have made due and diligent inquiry of those employees of the Company whom such officers, directors and managers reasonably believe would or should have actual knowledge of the matters represented and, with respect to the Principal Stockholders, the knowledge of each such Principal Stockholder.

          "Material Adverse Effect" shall mean a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), capitalization, prospects or results of operation of the corporate entity and its subsidiaries.

          An action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

          "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity (as defined below).

          "Third Party Expenses" shall mean legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

          "Total Consideration" shall be an amount equal to $100,000,000 less the Consideration Adjustment Amount; provided however,

          (a) if (i) the Final Trading Price is greater than (ii) the product of the Initial Trading Price multiplied by 1.15, then the Total Consideration shall equal $115,000,000 less the amount, if any, equal to the Consideration Adjustment Amount; and

          (b) if (i) the Final Trading Price is less than (ii) the product of the Initial Trading Price multiplied by 0.85, then the Total Consideration shall equal $85,000,000 less the amount, if any, equal to the Consideration Adjustment Amount.

          "Total Merger Shares" shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing the Total Consideration by the Trading Price; provided however, notwithstanding any other provision hereof,

          (a) if the number of Total Merger Shares calculated pursuant to the foregoing is less than 800,000 (as adjusted for stock splits, stock dividends and the like occurring after the date hereof), then the number of Total Merger Shares shall be 800,000 (as adjusted for stock splits, stock dividends and the like occurring after the date hereof), shares of Parent Common Stock; and

          (b) if the number of Total Merger Shares calculated pursuant to the foregoing is greater than 1,800,000 (as adjusted for stock splits, stock dividends and the like occurring after the date hereof), then the number of Total Merger Shares shall be 1,800,000 (as adjusted for stock splits, stock dividends and the like occurring after the date hereof) shares of Parent Common Stock.

          "Total Outstanding Shares" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (it being understood that shares in treasury shall not be considered outstanding), plus the aggregate number of shares of Company Common Stock issuable, with or without the passage of time or satisfaction of other conditions, upon exercise of or conversion of all Company Convertible Securities (including without limitation the Company Options) and Company Preferred Stock outstanding immediately prior to the Effective Time.

          "Trading Price" shall mean the Initial Trading Price; provided however,

          (a) if (i) the Final Trading Price is greater than (ii) the product of the Initial Trading Price multiplied by 1.15, then the Trading Price shall be the Final Trading Price; and

          (b) if (i) the Final Trading Price is less than (ii) the product of the Initial Trading Price multiplied by 0.85, then the Trading Price shall the Final Trading Price.

     1.7  Merger Consideration.

          (a) The maximum number of shares of Parent Common Stock to be issued (including Parent Common Stock to be reserved for issuance upon exercise of any Company Options to be assumed by Parent pursuant to the terms of this Agreement) in exchange for the acquisition by Parent of all outstanding Company Capital Stock and all unexpired and unexercised Company Convertible Securities shall be equal to the Total Merger Shares (as adjusted for stock splits, stock dividends and the like occurring after the date of determination of the number of Total Merger Shares). Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock or Company Options, each share of the Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.8)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock in the manner provided in Section 1.9(c), the following:

               (i)  Preferential Consideration. If the quotient of (a) the
                    --------------------------
product of the Total Merger Shares multiplied by the Final Trading Price, divided by (b) the number of Total Outstanding Shares, is less than $7.00, then prior and in preference to any distribution of consideration to holders of Company Common Stock, each holder of Company Preferred Stock shall be entitled to receive, in exchange for each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time held by them, that number of shares of Parent Common Stock equal to the quotient of (x) $1.00 divided by (y) a number equal to the Final Trading Price (the "Preference Amount"). In addition, regardless of whether holders of Company Preferred Stock are entitled to the Preference Amount, each holder of Company Preferred Stock shall be entitled to receive the consideration described in Section 1.7(a)(ii) below. The Preference Amount multiplied by the total number of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time is herein referred to as the "Preferential Merger Shares." If the number of Total Merger Shares is less than the number of Preferential Merger Shares, then each share of Company Preferred Stock shall be entitled to receive its pro rata share of the Total Merger Shares.

               (ii)  Remaining Consideration. After the full payment of the
                     -----------------------
Preferential Merger Shares pursuant to Section 1.7(a)(i), each holder of Company Preferred Stock and Company Common Stock shall be entitled to receive, in exchange for each share of Company Preferred Stock and Company Common Stock issued and outstanding immediately prior to the Effective Time held by them, that number of shares of Parent Common Stock equal to (x) the number of Total Merger Shares less the number of Preferential Merger Shares, multiplied by (y) a fraction, the numerator of which shall be the number of shares of Company Common Stock held or deemed to be held by such holder immediately prior to the Effective Time (assuming for this purpose full conversion of all outstanding shares of Company Preferred Stock into Company Common Stock), and the denominator of which shall be the Total Outstanding Shares (with the result rounded to four decimal places) (the "Exchange Ratio").

          (b) Assumption of Company Options. At the Effective Time, each outstanding Company Option issued pursuant to Company's 2000 Stock Plan (the "Option Plan") or otherwise, whether vested or unvested, will be assumed by Parent in connection with the Merger. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except that (i) each Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

          (c) Option Status. It is the intention of the parties hereto that the Company Options assumed by Parent following the Closing pursuant to this Section
1.7 will, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Code, to the extent any such Company Options qualified as incentive stock options immediately prior to the Effective Time.

          (d) Withholding Taxes. Any number of shares of Parent Common Stock issuable pursuant to Section 1.7(a) shall be subject to, and reduced by, the amount of any state, federal and foreign withholding taxes incurred (and not previously paid by or on behalf of Company) in connection with the acquisition of capital stock upon the exercise of Company Options, the payment of a bonus, if any, or as may otherwise arise in connection with the Merger.

          (e) Fractional Shares. No fractional share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined below) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Final Trading Price.

          (f) Stockholder Loans. In the event that any Company Stockholder has outstanding loans from the Company as of the Effective Time, the consideration payable to such stockholder pursuant to this Section 1.7 shall be reduced by a number of shares of Parent Common Stock equal to the quotient of (x) the outstanding principal plus accrued interest of such Company Stockholder's loans as of the Effective Time, divided by (y) the Final Trading Price.

          (g) Cancellation of Parent-Owned and Company-Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by Parent, Merger Sub, Company or any direct or indirect wholly owned subsidiary thereof immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof.

          (h) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     1.8  Dissenting Shares for Holders of Company Capital Stock.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.7, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

          (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock as provided in Section
1.7 (and subject to the provisions of Section 7.3 hereof), without interest thereon, upon surrender of the certificate representing such shares.

          (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of the Company Capital Stock or offer to settle or settle any such demands. Parent shall have full recourse to the Escrow Fund (as defined in Section 7.3(a)) for the amount, if any, paid by the Company or Parent in respect of each Dissenting Share in excess of the amount which the holder of each such Dissenting Share would have been entitled to receive pursuant to Section 1.7(a) hereof.

     1.9  Surrender of Certificates.

          (a) Exchange Agent. The transfer agent of Parent (or another entity reasonably acceptable to Parent and the Company) shall serve as exchange agent (the "Exchange Agent") in the Merger.

          (b) Parent to Provide Parent Common Stock. Prior to the Closing, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable to Company Stockholders pursuant to Section 1.7 in exchange for outstanding shares of Company Capital Stock, less the Escrow Amount which Parent shall deposit into the Escrow Fund on behalf of the Company Stockholders. The portion of the Escrow Amount contributed on behalf of each Company Stockholder shall be in proportion to the aggregate number of shares of Parent Common Stock each such Company Stockholder would otherwise be entitled to receive in the Merger as compared to the total number of shares of Parent Common Stock to be issued to holders of outstanding Company Capital Stock pursuant to Section 1.7(a) above (excluding forty percent (40%) of the aggregate number of shares of Parent Common Stock entitled to be received by the Principal Stockholders which shall be held in escrow subject to Parent's right of repurchase under the Restricted Stock Agreements) by virtue of ownership of outstanding shares of Company Capital Stock immediately prior to the Effective Time.

          (c) Exchange Procedures. As soon as practicable and in any event no more than 10 days following the Closing, Parent shall cause to be mailed to each Company Stockholder (i) a letter of transmittal (which shall be in such form and contain such provisions as Parent may reasonably specify and shall specify that delivery shall be effected, and risk of loss and title to the certificates (the "Certificates"), which immediately prior to the Effective Time represent outstanding shares of Company Capital Stock whose shares are converted into the right to receive such Company Stockholder's pro rata portion of the Total Merger Shares pursuant to Section 1.7, shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing such Company Stockholder's pro rata portion of the Total Merger Shares (less any shares deposited into the Escrow Fund pursuant to Section 1.9(b) and Article VII hereof). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Company Stockholder shall be entitled to receive, and the Exchange Agent shall promptly deliver in exchange therefor, a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 1.9(b) and Article VII hereof) to which such holder is entitled pursuant to Section 1.7, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, the amount of dividends or other distributions (without interest) with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered.

          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the delivery by the holder thereof of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.7(a); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

          (g)   No Liability.  Notwithstanding anything to the contrary in this
Section 1.9, neither Parent, the Exchange Agent nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) No Further Ownership Rights in Company Capital Stock. The shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to shares of Company Capital Stock outstanding prior to the Effective Time, and there shall be no further registration of transfers on the records of Parent of shares of Company Capital Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Article I.

          (i) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) be treated for accounting purposes as a purchase. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.


                                  ARTICLE II

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS

     The Company and the Principal Stockholders hereby represent and warrant to Parent that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article
II).

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the Company owns any property or in which it has any employees, offices or operations. The

Company has full corporate power and authority, and has all necessary licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Part 2.1 of the Company Disclosure Letter lists the directors and officers of the Company. The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

     2.2  Company Capital Structure.

          (a) The authorized capital stock of the Company consists of 10,000,000 shares of authorized Common Stock, of which 6,280,937.5 shares are issued and outstanding, and 2,200,000 shares of authorized Preferred Stock, all of which are designated Series A Preferred Stock, of which 1,700,000 shares are issued and outstanding. The Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Part 2.2(a) of the Company Disclosure Letter. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and, except as set forth on Part 2.2(a) of the Company Disclosure Letter, not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All of the outstanding shares of capital stock (including options and other rights to acquire shares of capital stock) have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws. All shares of Company Preferred Stock shall be converted into shares of Company Common Stock at a one-for-one conversion ratio prior to the Closing.

          (b) The Company has reserved 1,187,500 shares of Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which 1,030,640 shares are subject to outstanding, unexercised options and 156,860 shares remain available for future grant. The Company has reserved no shares of Common Stock for issuance upon exercise of outstanding Company Options granted outside the Option Plan. Part 2.2(b) of the Company Disclosure Letter sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement. Except for the Company Options or as otherwise described in Part 2.2(b) of the Company Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the Merger, and all such rights will be terminated upon assumption of the Company Options by Parent in accordance with this Agreement at the Effective Time. There are (i) no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company and (ii) except as set forth in Part 2.2(b) of the Company Disclosure

Letter, no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. As a result of the Merger, Parent will be the record and sole beneficial owner of all capital stock of the Company and rights to acquire or receive such capital stock.

     2.3 Subsidiaries. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     2.4 Authority. Subject only to the requisite approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's stockholders to duly approve the Merger and this Agreement is a majority of the outstanding shares of Series A Preferred Stock and a majority of the outstanding shares of Common Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and this Agreement by the Company's stockholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Except as set forth in Part 2.4 of the Company Disclosure Letter, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or
(ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth in Part 2.4 of the Company Disclosure Letter.

     2.5 Financial Statements. Part 2.5 of the Company Disclosure Letter contains the following financial statements (collectively the "Company Financials"): (i) the unaudited balance sheet and statements of income and cash flows as of and for the fiscal year ended December 31,

1998, (ii) the audited balance sheet and the statements of income and cash flows as of and for the fiscal year ended December 31, 1999 for the Company; and (iii) an unaudited balance sheet (the "Current Balance Sheet") and statements of income and cash flows (collectively the "Most Recent Financial Statements") as of and for the six months ended June 30, 2000 for the Company. Except as set forth in Part 2.5 of the Company Disclosure Letter, the Company Financials (including the notes thereto) are correct and complete in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, except that the Most Recent Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments which shall not be material in amount. The books of account of the Company reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of the Company required to be reflected therein.


     2.6 No Undisclosed Liabilities. Except as set forth in Part 2.6 of the Company Disclosure Letter, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) which individually or in the aggregate are material to the business, results of operations or financial condition of the Company, except endorsements of instruments for collection in the Ordinary Course of Business or that which individually or in the aggregate, (i) is reflected in the Current Balance Sheet, or (ii) has arisen in the Ordinary Course of Business since the date of the Current Balance Sheet.

     2.7 No Changes. Except as set forth in Part 2.7 of the Company Disclosure Letter or with respect to actions or agreements between the Company and Parent as set forth in this Agreement, since the date of the Current Balance Sheet, there has not been, occurred or arisen any:

          (a) transaction by the Company except in the Ordinary Course of Business;

          (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

          (c) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $50,000;

          (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

          (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (f) event or condition that has or would be reasonably expected to have a Material Adverse Effect on the Company;

          (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

          (h)  revaluation by the Company of any of its assets;

          (i) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

          (j) increase in the salary or other compensation payable or to become payable to any of its officers or directors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

          (k) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the Ordinary Course of Business as conducted on that date;

          (l) amendment or termination (other than pursuant to its terms) of any material contract, agreement or license to which the Company is a party or by which it is bound;

          (m) loan by the Company to or capital investment in any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness (other than endorsements of instruments for collection in the Ordinary Course of Business), issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the Ordinary Course of Business;

          (n) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

          (o) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          (p) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.11) to the Company; or

          (q) agreement or authorization or, to the Company's or the Principal Stockholder's Knowledge, negotiations by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through
(p) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.8  Tax and Other Returns and Reports.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code, and the transactions contemplated by this Agreement will not give rise to the payment of any amount that would not be deductible under the aforementioned sections of the Code.

          (c)  Tax Returns and Audits.

               (i) Except as set forth in Part 2.8(c) of the Company Disclosure Letter, the Company as of the Effective Time will have prepared and filed or caused to be prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports for periods ending prior to the Effective Time ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

               (ii) Except as set forth in Part 2.8(c) of the Company Disclosure Letter, the Company as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue prior to the Effective Time and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

               (iii) Except as set forth in Part 2.8(c) of the Company Disclosure Letter, the Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination.

               (v) Except as set forth in Part 2.8(c) of the Company Disclosure Letter, the Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no Knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

               (vi) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of the Company's incorporation.

               (vii) Except as set forth in Part 2.8(c) of the Company Disclosure Letter, there are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due.

               (viii) Except as set forth in Part 2.8(c) of the Company Disclosure Letter, the Company and the Principal Stockholders have no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company, other than Liens for Taxes not yet due.

               (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (x)      The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

               (xi) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

               (xii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (xiii) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

               (xiv) The Company has (a) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) no liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (c) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

               (xv) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company or the Principal Stockholders, informally by any tax authority to the Company or any representative thereof.

               (xvi) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under

Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     2.9 Restrictions on Business Activities. Except as set forth in Part 2.9 of the Company Disclosure Letter, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology (including Company Intellectual Property) or products to, or providing services to, any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.10  Title to Properties; Absence of Liens and Encumbrances.

           (a) The Company owns no real property, nor has it ever owned any real property. Part 2.10(a) of the Company Disclosure Letter sets forth a list of all real property currently, or at any time in the past, leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. The Company has delivered to Parent correct and complete copies of the leases and subleases (as amended to date) listed in Part 2.10(a) of the Company Disclosure Letter. With respect to each lease and sublease listed in Part 2.10(a) of the Company Disclosure Letter:

                (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects against the Company and, to the Company's Knowledge, the other parties thereto;

                (ii) neither the Company nor, to the Company's Knowledge, any other party thereto is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                (iii) neither the Company nor, to the Company's Knowledge, any other party thereto has repudiated any provision thereof;

                (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease; and

          (b) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

          (c) Except as set forth in Part 2.10(c) of the Company Disclosure Letter, the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(c)(vii)), except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.11  Intellectual Property.

           (a) "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights.

           (b) "Company Intellectual Property" means any and all Technology and any and all Intellectual Property, including the Company Registered Intellectual Property (as defined below), that is or are owned by or exclusively licensed to the Company.

           (c) "Registered Intellectual Property" means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks;
(iii) Copyrights registrations and applications to register Copyrights; (iv) Maskwork registrations and applications to register Maskworks; and (v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

           (d) "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

           (e) "Technology" means any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

           (f) Part 2.11(f) of the Company Disclosure Letter lists all Company Intellectual Property, including but not limited to, Registered Intellectual Property in which the Company has any ownership interest in, or filed in the name of, or applied for, by the Company (the "Company Registered Intellectual Property"), and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to (excluding third party Intellectual Property licensed to the Company) any of the Company Registered Intellectual Property or Company Intellectual Property.

           (g) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Except as set forth in Part 2.11(g) of the Company Disclosure Letter, there are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property. In each case in which the Company has acquired any Technology or Intellectual Property from any person, the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company. The Company has recorded each such assignment of Registered Intellectual Property assigned to the Company with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. The Company has not claimed a particular status, including "Small Business Status," in the application for any Intellectual Property, which claim of status was at the time made, or which has since become, or as a result of the transactions contemplated hereby will become, inaccurate or false.

           (h) The Company and the Principal Stockholders have no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, the Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property and the Company and the Principal Stockholders have not misrepresented, or failed to disclose, and have no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

          (i) Except as set forth in Part 2.11(i) of the Company Disclosure Letter, (A) each item of Company Intellectual Property is free and clear of any Security Interests except for non-exclusive licenses granted to end-user customers in the Ordinary Course of Business, and (B) the Company is the exclusive owner or exclusive licensee of all Company Intellectual Property. Without limiting the foregoing: (i) to the Company's and the Principal Stockholder's Knowledge, the Company is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of the Company, including the sale, licensing, distribution or provision of any products or services by the Company; and (ii) the Company owns exclusively, and has good title to, all Copyrighted works that are products of the Company or which the Company otherwise purports to own; and (iii) to the extent that any Patents would otherwise be infringed by any product or services of the Company, such Patents constitute Company Intellectual Property.

          (j) All Company Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

          (k) To the extent that any Company Technology has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property with respect to such Technology by operation of law or by valid assignment.

          (l) Except as set forth in Part 2.11(l) of the Company Disclosure Letter, with the exception of software which is the subject of a "shrink-wrap" or similar widely-available commercial end-user license, all Technology used in or necessary to the conduct of Company's business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

          (m) Except as set forth in Part 2.11(m) of the Company Disclosure Letter, no product of the Company, either complete or under development, incorporates or includes any third party software, including freeware and shareware.

          (n) The Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement (an "Assignment Agreement"), substantially in the form set forth in Part 2.11(n) of the Company Disclosure Letter, and all current and former employees, consultants and contractors of the Company have executed such an Assignment Agreement. Pursuant to such Assignment Agreements, the Company has full and valid title in all Technology, including all accompanying Intellectual Property, created by such employees, consultant and contractors in the scope of his or her services or employment for the Company.

          (o) Except as set forth in Part 2.11(o) of the Company Disclosure Letter, no person who has licensed Technology or Intellectual Property to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property.

          (p) Except as set forth in Part 2.11(p) of the Company Disclosure Letter, the Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property that is or was Company Intellectual Property, to any other person.

          (q) Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound "shrink-wrap" and "click-wrap" licenses in the form set forth in Part 2.11(q) of the Company Disclosure Letter, the contracts, licenses and agreements listed in Part 2.11(q) of the Company Disclosure Letter include all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property. The Company is not in breach of nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's and the Principal Stockholders' Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

          (r) Part 2.11(r) of the Company Disclosure Letter lists all material contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company.

          (s) To the Knowledge of the Company and the Principal Stockholders, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

          (t) The operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not and will not and will not when conducted by Parent and/or the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (u) To the Company's and the Principal Stockholders' Knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

          (v) No Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

          (w) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

          (x) The Company Intellectual Property constitutes all the Technology and Intellectual Property used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and, to the Knowledge of the Company and the Principal Stockholders, as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services currently under development).

          (y) Except as set forth in Part 2.11(y) of the Company Disclosure Letter, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) either Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any Technology or Intellectual Property owned by, or licensed to, either of them,
(ii) either the Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

           (z) There are no royalties, fees, honoraria or other payments payable by the Company to any person or entity by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries, sales commissions and other forms of compensation paid to employees and sales agents in the Ordinary Course of Business.

     2.12  Agreements, Contracts and Commitments.

           (a) Part 2.12(a) of the Company Disclosure Letter lists the following written or oral contracts, agreements, commitments and other arrangements to which the Company is a party or by which the Company or any of its assets is bound:

                (i) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

                (ii)    any agreement concerning a partnership or joint venture;

                (iii) any agreement with any Company Stockholder or any of such stockholder's affiliates (other than the Company) or with any affiliate of the Company;

                (iv) any advertising services, e-commerce or other agreement involving the promotion of products and services of third parties by the Company;

                (v) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

                (vi) any agreement obligating the Company to deliver maintenance services or future product enhancements or containing a "most favored nation" pricing clause;

                (vii) any agreement obligating the Company to provide source code to any third party for any Company Intellectual Property;

                (viii) any agreement granting an exclusive license to any Company Intellectual Property or granting any exclusive distribution rights;

                (ix) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other person;

                (x) any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees in the Ordinary Course of Business);

                (xi)    any collective bargaining agreements;

                (xii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

                (xiii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

                (xiv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company;

                (xv) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (xvi)    any fidelity or surety bond or completion bond;

                (xvii) any lease of personal property having a value individually in excess of $25,000;

                (xviii)  any agreement of indemnification or guaranty;

                (xix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

                (xx) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000;

                (xxi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business;

                (xxii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (xviii) hereof;

                (xxiii) any purchase order or contract for the purchase of raw materials involving $10,000 or more;

                (xxiv) any distribution, joint marketing or development agreement;

                (xxv) any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code,;

                (xxvi) any agreement pursuant to which the Company has developed and/or delivered or has received funds from any Governmental Entity to develop and/or deliver any Intellectual Property; or

                (xxvii) any other agreement, contract or commitment that involves $25,000 or more or is not cancelable without penalty within thirty (30) days.

          (b) The Company has delivered to Parent a correct and complete copy of each written agreement (as amended to date) listed in Part 2.10(a), Part 2.11(q), Part 2.11(r), Part 2.12(a) and Part 2.21(b) of the Company Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in such parts of the Company Disclosure Letter (collectively, all such agreements are referred to as the "Contracts"). Except as set forth in Part 2.12(b) of the Company Disclosure Letter, with respect to each such agreement: (A) the agreement, with respect to the Company and, to the Company's and the Principal Stockholders' Knowledge, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither the Company nor, to the Company's or the Principal Stockholders' Knowledge, any other Party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) no Party has repudiated any provision of the agreement; and (D) the Company does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms and without resulting in a loss to the Company. Subject to receipt of the consents set forth in Part 6.3(c) of the Company Disclosure Letter, following the Effective Time, the Company will be permitted to exercise all of the Company's rights under such agreements to the same extent the Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

     2.13 Interested Party Transactions. Except as set forth in Part 2.13 of the Company Disclosure Letter, no officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell,
(ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

     2.14 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against the Company by any governmental body alleging any failure to so comply. The Company has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of the Company as they are presently conducted.

     2.15 No Reporting Requirements Under the Hart-Scott-Rodino Act. The Company is its own Ultimate Parent Entity (as defined under Section 801.1 of the regulations interpreting the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). For purposes of the HSR Act and the rules and regulations promulgated thereunder, the Company has as of the date hereof and will have as of the Closing Date (i) less than $10,000,000 in total assets as stated on its last regularly prepared balance sheet, and (ii) less than $10,000,000 in annual net sales as stated on its last regularly prepared annual statement of income and expense.

     2.16 Litigation. There is no action, suit or proceeding of any nature pending or to the Company's or the Principal Stockholders' Knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. To the Company's and the Principal Stockholders' Knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before any Governmental Entity. Part 2.16 of the Company Disclosure Letter sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.17 Insurance. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.18 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

     2.19  Environmental Matters.

           (a) Hazardous Material. The Company has not operated any underground storage tanks, and to the Knowledge of the Company there has not existed, at any time, any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased. The Company has not released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"). No material amounts of any Hazardous Materials are present as a result of the actions or omissions of the Company, or, to the Company's Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

           (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in material violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in material violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

           (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

           (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

     2.20 Brokers' and Finders' Fees. Except as set forth in Part 2.20 of the Company Disclosure Letter, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. The Company has provided to Parent a copy of all agreements set forth in Part 2.20 of the Company Disclosure Letter.

     2.21  Employee Matters and Benefit Plans.

           (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.21(a)(i) below (which definition shall apply only to this Section 2.21), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

                (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

                (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

                (v) "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

                (vi)    "IRS" shall mean the Internal Revenue Service;

                (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

                (viii) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Part 2.21(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Company Employee Plan or Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. The Company does not and has not at any initiated, offered or maintained a plan intended to qualify under Section 401(k) of the Code.

          (c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (d) Employee Plan Compliance. Except as set forth in Part 2.21(d) of the Company Disclosure Letter, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan;
(iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without liability to the Company, Parent or any of their Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or the Principal Stockholders or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 502(i) of ERISA or Section 4975 through 4980 of the Code.

     (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

     (g) No Post-Employment Obligations. Except as set forth in Part 2.21(g) of the Company Disclosure Letter, no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

     (h)  Effect of Transaction.

          (i) Except as set forth in Part 2.21(h)(i) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (ii) Except as set forth in Part 2.21(h)(ii) of the Company Disclosure Letter, no payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Code.

     (i) Employment Matters. The Company (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld prior to the Effective Time from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

           (j) Labor. No work stoppage or labor strike against the Company is pending or, to the Knowledge of the Company or the Principal Stockholders, threatened. Except as set forth in Part 2.21(j) of the Company Disclosure Letter, the Company is not involved in or, to the Knowledge of the Company or the Principal Stockholders, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Company. Except as set forth in Part 2.21(j) of the Company Disclosure Letter, the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

     2.22 Notes and Accounts Receivable. All notes and accounts receivable of the Company, all of which are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs, defenses or counterclaims, are current and collectible subject in each case only to the reserve for bad debts set forth on the face of the Current Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

     2.23 Power of Attorney. Except as set forth in Part 2.23 of the Company Disclosure Letter, there are no outstanding powers of attorney executed on behalf of the Company.

     2.24 Product Warranty. Except as set forth in Part 2.24 of the Company Disclosure Letter, the technologies or products licensed, sold, leased, and delivered and all services provided by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the Ordinary Course of Business.

     2.25 No Adverse Developments. There is no development (exclusive of general economic factors affecting business in general) or, to the Company's or the Principal Stockholders' Knowledge, threatened development affecting the Company (or affecting customers, suppliers, employees, and other Persons which have relationships with the Company) that (i) is having or is reasonably likely to have a Material Adverse Effect on the Company, or (ii) would prevent Parent from conducting the business of the Surviving Corporation following the Closing in the manner in which it was conducted by the Company prior to the Closing.

     2.26 Notice of Fairness Hearing. The information supplied by the Company for inclusion in the notice of the Fairness Hearing (as defined in Section 5.1 hereof) to be provided to the Company's stockholders (the "Notice") on the date that the Notice is first mailed to the Company's stockholders, and at the Effective Time, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they are made.

     2.27 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Disclosure Letter), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The Company has delivered to Parent true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Company Disclosure Letter.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III).

     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which Parent owns any property or in which it has any employees, offices or operations. Each of Parent and Merger Sub has full corporate power and authority, and has all necessary licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms.

     3.3  Parent Capital Structure.

          (a) The authorized stock of Parent consists of 1,200,000,000 shares of Common Stock, of which 187,469,921 shares were issued and outstanding as of July 31, 2000, and 75,000,000 shares of Preferred Stock, none of which is issued or outstanding. The authorized capital stock of

Merger Sub consists of 1,000 shares of Common Stock, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

          (b) The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities laws.

     3.4 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 2000, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements; provided, however, the Parent may have restated or may restate one or more of the Parent Financial Statements to reflect acquisitions entered into subsequent to the respective dates thereof.

     3.5 Merger Subsidiary. Parent directly owns, beneficially and of record, all of the issued and outstanding shares of Merger Sub, all of which are validly issued and outstanding, fully paid and nonassessable, free and clear of all Liens. Parent has taken all action as may be required in its capacity as the sole stockholder of Merger Sub to effectuate the transactions contemplated by this Agreement and the other agreements and documents contemplated hereby or referenced herein.

     3.6 Legal Proceedings. To Parent's Knowledge, there is no action, suit proceeding, claim, arbitration or investigation pending, or threatened against Parent or Merger Sub which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any other transaction contemplated by this Agreement.

     3.7 Notice of Fairness Hearing. The information supplied by Parent for inclusion in the Notice on the date that the Notice is first mailed to the stockholders of the Company, and at the Effective Time, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they are made.

     3.8 Brokers' and Finders' Fees. Neither Parent nor Merger Sub has incurred, nor will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger or any other transaction set forth in this Agreement.

     3.9 Representations Complete. None of the representations or warranties made by Parent and Merger Sub, nor any statement made in any certificate furnished by Parent pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and employees (including without limitation the Key Employees) and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall immediately notify Parent of any event or occurrence or emergency not in the Ordinary Course of Business, and any material event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

          (a) Enter into any commitment, activity or transaction not in the Ordinary Course of Business;

          (b) Except as set forth in Part 4.1(b) of the Company Disclosure Letter and except for the granting of non-exclusive licenses of object code relating to the bundling of the Company's products entered into in the Ordinary Course of Business, transfer to any person or entity any rights to any Company Intellectual Property (other than pursuant to end-user licenses in the

Ordinary Course of Business) or enter into any agreement with respect to Company Intellectual Property (including the license thereof) with any person or entity;

     (c) Hire or terminate any employees or consultants (other than terminations for cause) or encourage any employees to resign from the Company;

     (d) Amend or otherwise modify (or agree to do so), except in the Ordinary Course of Business, or violate the terms of, any of the agreements set forth or described in the Company Disclosure Letter;

     (e)  Commence or settle any litigation;

     (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor) except for (i) repurchases of Company Capital Stock upon the termination of service of any service providers of Company in accordance with the standard terms set forth in the agreements governing such repurchases, all of which agreements have been provided or made available to Parent, (ii) conversion of Company Preferred Stock and (iii) exercises or conversion of Company Convertible Securities;

     (g) Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Preferred Stock or Company Convertible Securities, issue, sell, grant, contract to issue, grant or sell, or authorize the issuance, delivery, sale or purchase of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing;

     (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

     (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

     (j) Sell, lease, license or otherwise dispose of any of the assets or properties of Company which are not Company Intellectual Property other than in the Ordinary Course of Business (which shall include but not be limited to the performance of obligations under contractual arrangements listed on the Company Disclosure Letter existing as of the date hereof), or create any security interest in such assets or properties;

     (k) Grant any loan to any person or entity, incur any indebtedness or guarantee any indebtedness, issue or sell any debt securities, guarantee any debt securities of others, purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for advances to employees for travel and business expenses in the Ordinary Course of Business, or otherwise incur any financial obligation other than in the Ordinary Course of Business;

     (l) Grant any severance or termination pay (i) to any director or officer or (ii) to any employee or consultant or increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or declare, pay or make any commitment or obligation of any kind for the payment by Company of a bonus or other additional salary or compensation to any such person, or adopt or amend any employee benefit plan or enter into any employment contract;

     (m) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

     (n) Accelerate the collection of notes or accounts receivable other than in the Ordinary Course of Business;

     (o) Take any action to accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

     (p) Except for the payment of Third Party Expenses, pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $50,000 (in the aggregate) any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Company Financials;

     (q) Except for Third Party Expenses, incur any liabilities or commit to make any payments to any third party other than in the Ordinary Course of Business;

     (r) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

     (s) Except as set forth in Part 4.1(s) of the Company Disclosure Schedule, enter into any strategic alliance or joint development arrangement or agreement;

     (t) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

     (u) Waive or commit to waive any rights with a value in excess of $15,000 (in any one case) or $25,000 (in the aggregate);

          (v) Cancel, materially amend or renew any insurance policy other than in the Ordinary Course of Business;

          (w) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

          (x) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (w) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, stockholders, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets, material license of Company Intellectual Property or otherwise), any material portion of its capital stock or assets or any equity interest in the Company or any of its subsidiaries, (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets, material license of Company Intellectual Property or otherwise), any material portion of its capital stock or assets or any equity interest in the Company or any of its subsidiaries, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets, material license of Company Intellectual Property or otherwise), any material portion of its capital stock or assets or any equity interest in the Company or any of its subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets, material license of Company Intellectual Property or otherwise), any material portion of its capital stock or assets or any equity interest in the Company or any of its subsidiaries by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Company of the terms hereof (other than the prohibition of this Section 4.2) shall be deemed to be a violation of this Section 4.2.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Fairness Hearing; Stockholder Approval.

          (a) As soon as reasonably practicable following the execution of this Agreement, Parent and the Company shall prepare, and the Principal Stockholders shall cause the Company to prepare, the necessary documents and Parent shall apply to obtain an order of approval (a "North Carolina Permit") from the Secretary of State of the State of North Carolina (after a hearing before such Secretary) pursuant to Section 78A-30 of the North Carolina Securities Act. The Company and Parent will respond to, and the Principal Stockholders will cause the Company to respond to, any comments from the Secretary of State of North Carolina and use their commercially reasonable efforts to have the North Carolina Permit granted as soon as practicable after such filing, if applicable.

          (b) In the event the Secretary of State of the State of North Carolina shall fail to grant a North Carolina Permit in a timely manner, Parent in its sole and absolute discretion may issue the Total Merger Shares in a private placement in accordance with applicable federal and state securities laws.

          (c) As promptly as practicable and in any event within 45 days following the date hereof, the Company shall submit this Agreement and the transactions contemplated hereby to its stockholders for approval and adoption as provided by Delaware Law and its Certificate of Incorporation and Bylaws. The Company shall use its best efforts to solicit and obtain the consent of its stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable and, in any event, within 45 days following the date hereof. The materials submitted to the Company's stockholders shall be subject to review and approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement, and the transactions contemplated hereby.

     5.2 Restrictions on Transfer. All certificates representing Parent Common Stock deliverable to any stockholder of the Company pursuant to this Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split stock dividend, recapitalization, or similar event) shall bear any legend required by the Secretary of State of the State of North Carolina or such as are required pursuant to any federal, state, local or foreign law governing such securities.

     5.3 Access to Information. Each party shall afford the others and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as the others may reasonably request, subject, in the case of Parent, to reasonable limits on access to its technical and other nonpublic information. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4 Confidentiality. Each of the parties hereto hereby agrees to keep the terms of this Agreement (except to the extent contemplated hereby) and such information or knowledge obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which
(a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party without confidentiality restrictions from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or take other available action) or
(f) which is disclosed in the course of any litigation between any of the parties hereto.

     5.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all Third Party Expenses, shall be the obligation of the respective party incurring such fees and expenses. Not less than three (3) business days prior to the Closing Date, the Company shall provide Parent a statement (the "Company Statement of Expenses") setting forth (i) the Company's Estimated Third Party Expenses, and (ii) the amount, if any, by which such Estimated Third Party Expenses exceed the Company's Cash Account. Parent shall pay or cause to be paid immediately following the Closing, all Third Party Expenses incurred by the Company as set forth on the Company Statement of Expenses; provided, however, that an amount (the "Deferred Third Party Expense Amount") of cash (as determined as of the Closing) equal to the Company Third Party Expenses arising under the letter agreement (the "Broadview Agreement") dated May 15, 2000 between Broadview International LLC and the Company with respect to the Total Merger Shares to be subject to vesting pursuant to the terms of the Restricted Stock Agreements shall be deposited into an escrow to be established for such purpose. In the event that pursuant to the terms of the Broadview Agreement, Broadview International LLC shall not be entitled to receive such Deferred Third Party Expense Amount, in whole or in part, such amount shall instead be distributed to the Company Stockholders in proportion to the portion of the Total Merger Shares received by each such Company Stockholder, in such reasonable manner as may be agreed upon among the Company Stockholders, Broadview International LLC and the parties hereto, as appropriate.

     5.6 Public Disclosure. Unless otherwise required by law (including, without limitation, federal and state securities laws), prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

     5.7 Consents. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals having been set forth in the Company Disclosure Letter) so as to preserve all rights of and benefits to the Company thereunder; provided, however, the Company shall not be required to pay an amount in excess of $1,000 to obtain any such consent, waiver or approval.

     5.8 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its best efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, such that the conditions set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.11 Affiliate Agreements. Part 5.11 of the Company Disclosure Letter, sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person a "Company Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Closing) from each of the Company Affiliates, an executed Affiliate Agreement in the form attached hereto as Exhibit E. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

     5.12 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.13 Termination of Rights Agreements. The Company shall take such action necessary to cause the Investor Rights Agreement (the "Company Rights Agreement") and the Stock Sale Agreement (the "Stock Sale Agreement"), each dated November 19, 1999, and by and among the Company and certain of its stockholders, to terminate and be of no further force or effect prior to Closing.

     5.14 Termination of Warrants. The Company shall take such action necessary to cause any and all warrants (the "Company Warrants") to purchase Company Capital Stock, including without limitation, the Warrant dated May 8, 2000 between the Company and Imperial Bank to be exercised or terminated and be of no further force or effect prior to Closing.

     5.15 Tax-Free Reorganization and other Tax Matters. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under
Section 368 of the Code. It is the intention of the parties that the Total Merger Shares shall qualify for the income tax treatment specified in Section 354(a)(1) of the Code. Parent and the Company and the Company Stockholders will cooperate with respect to tax filings and returns which may be necessary with respect to the Merger, and the parties hereto agree to treat the Merger consistently on their respective tax returns. Parent shall cause to be prepared in good faith and in a manner consistent with the Company Financials and past practices of the Company and file or cause to be filed all Company Returns relating to income Taxes for all periods ending on or prior to the Closing which are filed after the Closing. Parent agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Securityholder Agent reasonable written notice prior to transferring, destroying or discarding any such books and records that relate to such taxable periods or years during which the Company was an S corporation (as defined in Section 1361(a)(1) of the Code) and, if the Securityholder Agent so requests, to allow the Securityholder Agent to take possession of such books and records.

     5.16 S-8 Registration. Not later than forty-five (45) days after the Closing Date, Parent agrees to file with the Securities and Exchange Commission a registration statement on Form S-8 registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to Section 1.7(b) hereof.

     5.17 Bridge Loans. At the request of the Company, after the date hereof and prior to the Closing Date, Parent shall provide bridge loan financing to the Company in an aggregate amount not to exceed $1,000,000 pursuant to a secured promissory note(s) and security agreement in substantially the form attached hereto as Exhibit F.

     5.18 Indemnification of Officers and Directors. For five (5) years from and after the date on which the Effective Time occurs, Parent agrees to indemnify and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Certificate of Incorporation or By-laws for acts or omissions which occurred prior to the Effective Time. This indemnification shall not apply to any claim by an Indemnified Party (as defined in Section 7.2) pursuant to the terms of this Agreement or any other agreement contemplated by this Agreement.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

           (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company's Certificate of Incorporation.

           (b) Permit. The Secretary of State of the State of North Carolina shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a North Carolina Permit, or in the event a North Carolina Permit shall not have been issued in a timely manner, Parent shall have determined in its sole and absolute discretion to effect the issuance of the Total Merger Shares in a private placement in accordance with applicable federal and state securities laws, subject to the execution and delivery of a Registration Rights Agreement as contemplated in Section 6.2(e) below.

           (c) Nasdaq Listing. The shares of Parent Common Stock to be issued at the Closing shall have been authorized for listing on Nasdaq, subject to notice of issuance.

           (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

           (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement were true and correct on the date they were made and shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

           (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub.

           (c) Claims. There shall not have occurred any third-party claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby.

           (d) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, legal counsel to Parent, in substantially the form attached hereto as Exhibit G.

           (e) Registration Rights Agreement. In the event that Parent shall have issued the Total Merger Shares in a private placement as contemplated by
Section 5.1(b), Parent shall have executed and delivered the Registration Rights Agreement and such Registration Rights Agreement shall be enforceable against Parent.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

           (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement were true and correct on the date they were made and shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date and Parent shall have received a certificate to such effect signed on behalf of the Company, by the chief executive officer of the Company, and, with respect to Sections 2.2 and 2.4, by each of the Principal Stockholders.

           (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate to such effect signed on behalf of the Company, by the chief executive officer of the Company.

           (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Part 6.3(c) of the Company Disclosure Letter.

           (d) Claims. There shall not have occurred any third-party claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or may have a Material Adverse Effect on the Company.

           (e) Legal Opinion. Parent shall have received a legal opinion from Maupin, Taylor & Ellis, PA, legal counsel to the Company, in substantially the form attached hereto as Exhibit H.

           (f) Key Employees. Each of the Key Employees shall have agreed to become an employee of Parent following the Effective Time, shall have accepted an offer letter from Parent in the form attached hereto as Exhibit I and shall be an employee of the Company as of the Closing Date.

           (g) Stockholder Approval. Holders of at least 95% of the Company Capital Stock, including not less than a majority of the Company Common Stock and not less than a majority of the Company Preferred Stock, shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby in accordance with Delaware Law, and holders of not more than 5% of Company Capital Stock shall continue to have a right to exercise appraisal, dissenters or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger. The Company Stockholders shall have approved by the requisite vote any payments of cash or stock contemplated by this Agreement or any other agreements that may be deemed to constitute "parachute payments" pursuant to Section 280G of the Code, such that all such payments, sales and purchases resulting from the transactions contemplated hereby or thereby shall not be deemed to be "parachute payments" pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G.

           (h) Amendment and Restatement of Company Employment Agreements. All employment and consulting agreements, other than those set forth on Schedule 6.3(h), between the Company and its employees, officers, directors and consultants shall have been amended and restated in accordance with the form of offer letter attached hereto as Exhibit H.

           (i) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company effective as of the Effective Time.

          (j) Proprietary Information Agreements. Each Company employee shall have entered into a proprietary information and invention assignment agreement in a form acceptable to Parent and its counsel.

          (k) Non-Competition Agreements. Each of the Key Employees shall have executed and delivered to Parent a Non-Competition Agreement in the form attached hereto as Exhibit B, and all of such Non-Competition Agreements shall be in full force and effect.

          (l) Restricted Stock Agreements. Each of the Founding Employees shall have entered into a Restricted Stock Agreement in substantially the form attached hereto as Exhibit C.

          (m) No Material Adverse Changes. There shall not have occurred any event which would constitute a Material Adverse Effect with respect to the Company or its business.

          (n) Termination of Company Rights Agreement, Stock Sale Agreement and Warrants. As of prior to the Closing, the Company Rights Agreement and Stock Sale Agreement shall have been terminated and each Company Warrant shall have been exercised or terminated.

          (o) Conversion of Preferred Stock. As of immediately prior to the Effective Time of the Merger, all shares of Preferred Stock of the Company shall have been converted into an equal number of shares of Common Stock of the Company, and the holders of Company Preferred Stock shall have waived any and all rights to receive preferred stock of Parent instead of Parent Common Stock pursuant to the terms of the Agreement pursuant to any rights that may exist under the Company's Certificate of Incorporation or otherwise.

          (p) Release of Security Interest. Imperial Bank shall have agreed in writing to release its security interest in the Company assets promptly upon payment to Imperial Bank of the amounts owed to Imperial Bank under the promissory notes dated May 8, 2000 issued by the Company in the favor of Imperial Bank in the amount of $750,000 and the documents related thereto.

                                  ARTICLE VII

              SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

     7.1 Survival of Representations and Warranties. All of the Company's and the Principal Stockholders' representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the date which is one year following the Closing Date (the "Expiration Date"); provided that the Principal Stockholders' representations and warranties set forth in Sections 2.2 and 2.4 of this Agreement shall survive indefinitely. The representations and warranties of Parent made in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

     7.2 Indemnification. By virtue of approval of their approval of this Agreement and the transactions contemplated hereby, the Company Stockholders shall be deemed to have agreed to indemnify and hold Parent and its officers, directors and affiliates, including the Company, (the "Indemnified Parties") harmless against all claims, losses, liabilities, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses and expenses of investigation and defense, net of any benefits or proceeds of insurance (hereinafter individually a "Loss" and collectively "Losses") incurred directly or indirectly by Parent, its officers, directors, or affiliates as a result of
(i) any inaccuracy or breach of any representation or warranty of the Company or the Principal Stockholders contained herein, (ii) any failure by the Company or the Principal Stockholders to perform or comply with any covenant contained herein, (iii) the failure of the Company's Cash Account to contain an amount of cash and cash equivalents that equals or exceeds the Company's Estimated Third Party Expenses for which failure the Total Consideration has not been previously reduced, or (iv) the payment by Parent or the Company of any amount on account of Dissenting Shares in excess of the amount which the holder of such Dissenting Shares would have otherwise been entitled pursuant to Section 1.7(a) if such Dissenting Shares had been exchanged for the consideration set forth therein. Notwithstanding the foregoing, there shall be no right to indemnification pursuant to this Article VII unless and until Indemnification Certificates (as defined in Section 7.4(d) below) identifying aggregate Losses in excess of $500,000 (the "Threshold Amount") have been delivered to the Securityholder Agent, in which event Parent shall be entitled to recover all such amounts including the Threshold Amount; provided that, notwithstanding the foregoing, Parent shall be entitled to indemnification on a first dollar basis, without regard to whether the Threshold Amount has been exceeded for (i) the failure of the Company's Cash Account to contain an amount of cash and cash equivalents that equals or exceeds the Company's Estimated Third Party Expenses for which failure the Total Consideration has not been previously reduced, (ii) any knowing, willful or intentional breaches of the representations, warranties or covenants made in connection with this Agreement or the Merger, or (iii) the payment by Parent or the Company of any amount on account of Dissenting Shares in excess of the amount which the holder of such Dissenting Shares would have otherwise been entitled pursuant to Section 1.7(a) if such Dissenting Shares had been exchanged for the consideration set forth therein. No Company Stockholder shall have any right of contribution from Parent or Company with respect to any Loss claimed by Parent.

     7.3  Escrow Arrangements.

          (a) Escrow Fund. In addition to the indemnification obligation of the Principal Stockholders which shall not be limited to the Escrow Amount, as security for the indemnity provided for in Section 7.2 hereof and by virtue of this Agreement and the Company Stockholders' approval thereof, at the Effective Time, the Company Stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) without any act of any Company Stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Company Stockholder, will be deposited with U.S. Bank Trust, National Association (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.3(g) below)), as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at Parent's cost and expense. The Escrow Fund shall be available to compensate Parent and its affiliates for any Losses incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained herein, (ii) any failure by the Company to perform or comply with any covenant contained herein, (iii) the failure of the Company's Cash Account to contain an amount of cash that equals or exceeds the Third Party Expenses incurred by the Company for which failure the Total Consideration has not been previously reduced, or (iv) the payment by Parent or the Company of any amount on account of Dissenting Shares in excess of the consideration which would have otherwise been received if such shares were not Dissenting Shares. Other than with respect to knowing, willful or intentional breaches of the representations, warranties or covenants made in connection with this Agreement or the Merger, Parent may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d) below) identifying Losses, the aggregate amount of which exceed the Threshold Amount, have been delivered to the Escrow Agent as provided in paragraph (e); in such case, Parent may recover from the Escrow Fund the total of its Losses including the Threshold Amount.

          (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the "Escrow Period"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), not to exceed the aggregate amount remaining in the Escrow Fund, necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 7.3(f) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Company Stockholders the remaining portion of the Escrow Fund. Deliveries of Escrow Amounts to the Company Stockholders pursuant to this Section 7.3(b) shall be made in proportion to their respective original contributions to the Escrow Fund as determined pursuant to Section 1.9(b).

          (c)  Protection of Escrow Fund.

               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

               (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent

Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

               (iii) Each Company Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Company Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

          (d)  Claims Upon Escrow Fund.

               (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.3(e) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses. For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to this Section 7.3(d), each share of Parent Common Stock shall have a value equal to the Trading Price.

          (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent (as defined in Section 7.3(g)) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any shares of Parent Common Stock pursuant to Section 7.3(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30)-day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.3(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (f)  Resolution of Conflicts; Arbitration.

               (i) In case the Securityholder Agent objects in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

               (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator; provided that if the arbitration concerns Intellectual Property matters, the arbitrators selected shall have a relevant background and experience in the field. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.3(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

               (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.3(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

          (g)  Securityholder Agent of the Stockholders; Power of Attorney.

               (i) In the event that the Merger is approved, effective upon such vote, and without further act of any Company Stockholder, Mitch Mumma shall be appointed as agent and attorney-in-fact (the "Securityholder Agent") for each Company Stockholder (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware Law), for and on behalf of the Company Stockholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Company Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Company Stockholders.

               (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

          (h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Company Stockholder, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such Company Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

          (i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the stockholders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

          (j)  Escrow Agent's Duties.

               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

               (ii) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

               (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

          (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

     7.4 Limitations; Maximum Payments; Remedies. The maximum liability of the Company Stockholders for their indemnification obligations pursuant to this
Article VII if the Closing occurs shall be limited to the their pro-rata portion of the Escrow Amount; provided that, notwithstanding the foregoing, the maximum liability of the Principal Stockholders for claims based on breaches of the representations and warranties set forth in Section 2.2 or Section 2.4 hereof, shall be limited to their pro-rata portion of the Total Consideration. Furthermore, notwithstanding anything in this Agreement to the contrary, nothing contained herein shall limit the liability of the Company or the Principal Stockholders (i) for any knowing, willful or intentional breaches of the representations, warranties or covenants made in connection with this Agreement or (ii) for any breaches of the representations, warranties or covenants contained in this Agreement if this Agreement is terminated prior to the Closing.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

          (a)  by mutual consent of the Company and Parent;

          (b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on October 31, 2000 (the "End Date") (provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

          (d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this
Section 8.1(d) prior to the End Date, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by the Company is cured prior to the End Date);

          (e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(e) prior to the End Date, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured prior to the End Date);

          (f) by Parent, if an event having a Material Adverse Effect on the Company shall have occurred after the date of this Agreement; and

          (g) by the Company, if an event having a Material Adverse Effect on Parent shall have occurred after the date of this Agreement.

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 5.4 and
Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

                 TIBCO Software Inc.
                 3165 Porter Drive
                 Palo Alto, CA 94304
                 Attention: Robert Stefanski, Executive Vice President
                            and General Counsel
                 Telephone No.: 650-846-5000
                 Facsimile No.: 650-846-1203
                 with a copy to:

                 Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                 Palo Alto, California 94304
                 Attention: Martin Korman, Esq.
                 Telephone No.: (650) 493-9300
                 Facsimile No.: (650) 493-6811

          (b)  if to the Company, to:

                 Extensibility, Inc.
                 200 West Franklin Street, Suite 250
                 Chapel Hill, North Carolina 27516
                 Attention: President
                 Telephone No.: 919-969-6500
                 Facsimile No.: 800-854-6683

                 with a copy to:

                 Maupin, Taylor & Ellis, PA
                 Highwoods Tower One
                 Suite 500
                 3200 Beechleaf Court
                 Raleigh, NC 27604-1064
                 Attention: David Bookhout, Esq.
                 Telephone No.: (919) 981-4048
                 Facsimile No.: (919) 981-4300

                 with a copy to:

                 Wyrick Robbins Yates & Ponton LP
                 4101 Lake Boone Trail, Suite 300

                 Raleigh, North Carolina 27607
                 Attention: Christopher Lynch, Esq.
                 Telephone No.: 919-781-4000
                 Facsimile No.: 919-781-4865

          (c)  if to the Securityholder Agent, to:

                 Mitch Mumma
                 C/o Intersouth Partners
                 3211 Shannon Road
                 Suite 610
                 Durham, North Carolina 27707
                 Telephone No.: 919-493-6640
                 Facsimile No.: 919-493-6649

                 with a copy to:

                 Wyrick Robbins Yates & Ponton LP
                 4101 Lake Boone Trail, Suite 300
                 Raleigh, North Carolina 27607
                 Attention: Christopher Lynch, Esq.
                 Telephone No.: 919-781-4000
                 Facsimile No.: 919-781-4865

          (d)  if to the Escrow Agent:

                 U.S. Bank Trust, N.A.
                 Escrow Services
                 One California Street, 4/th/ Floor
                 San Francisco, CA 94111
                 Attention: Ann Gadsby
                 Telephone No.: 415-273-4532
                 Facsimile No.: 415-273-4593

     9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3  Company Disclosure Letter.

          (a) The disclosures in the Company Disclosure Letter must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Letter

(other than an exception expressly set forth as such in the Company Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.5 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates; provided, however, that Parent remains fully and primarily responsible for the performance of this Agreement by such affiliates.

     9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.8 Third Party Beneficiaries; Time Limitations on Claims. As of the Effective Time, the Company Stockholders shall be the beneficiaries of the representations, warranties, covenants and agreements provided by Parent and Merger Sub in this Agreement.

     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.10 Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement (other than matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction in the State of California. The parties hereby consent to the jurisdiction of the Courts of the State of California and the United States District Court of the Northern District of California and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

     9.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Principal Stockholders and, with respect to Article VII only, the Escrow Agent and the Securityholder Agent, have the authority to sign this Agreement or caused this Agreement to be signed by their duly authorized respective officers, as appropriate, all as of the date first written above.


EXTENSIBILITY, INC.                               TIBCO SOFTWARE INC.


By: __________________________                    By: __________________________
Name:                                             Name:
Title:                                            Title:


SECURITYHOLDER AGENT:                             CARDINAL ACQUISITION
                                                  CORPORATION

______________________________                    By: __________________________
Mitch Mumma                                       Name:
                                                  Title:


ESCROW AGENT:

U.S. BANK TRUST, NATIONAL ASSOCIATION

By: __________________________
Name:
Title:


PRINCIPAL STOCKHOLDERS:


______________________________                    ______________________________
Leonard J. Buck                                   Clayton Reid Conrad

                        ***REORGANIZATION AGREEMENT***